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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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                EQUITRAC CORPORATION ANNOUNCES MANAGEMENT BUY-OUT

         Coral Gables, Florida, June 4, 1999 -- Equitrac Corporation (Nasdaq/NM:
ETRC) and Cornerstone Equity Investors, LLC today announced that they have entered into an amended and restated recapitalization agreement and plan of merger. Pursuant to the agreement, Cornerstone will acquire all of the outstanding shares of common stock of Equitrac, other than certain shares held by John Kane, George Wilson and certain other members of senior management, for $21.00 per share in cash. The agreement is on substantially the same terms as the February 17, 1999 recapitalization agreement and plan of merger, with the exception of the reduction of the merger consideration to $21.00 per share from $25.25 per share.

         The Board of Directors of Equitrac and a special independent committee of the Board have unanimously approved the amended and restated recapitalization agreement and plan of merger. Prudential Securities Incorporated has rendered a fairness opinion to the special independent committee in connection with the transaction. The transaction is subject to the approval of Equitrac's shareholders and other customary conditions. It is expected that the transaction will be consummated by mid-August.

         Equitrac is a leading provider of computer system solutions to manage office equipment resources. The Company's products are designed to allow users to automatically track, record and report usage of office equipment. Equitrac's wireless meter-reading products provide an automated system for copier dealers and manufacturers to collect meter readings for photocopier lease and maintenance programs based on cost per copy contracts.

         Cornerstone Equity Investors, LLC, the general partner of Cornerstone Equity Investors IV, LP, based in New York, is one of the largest private equity groups in the United States with more than $1.2 billion in aggregate committed capital. The firm specializes in sponsoring management buyouts of growth companies in the business services, technology, healthcare and consumer products industries. Cornerstone information is available via its homepage at www.cornerstone-equity.com.

         This press release does not constitute "proxy solicitation material" within the meaning of Regulation 14A and Schedule 14A of the Securities Exchange Act of 1934, as amended.


CONTACT:


Equitrac Corporation
George Wilson, President and CEO
(305) 442-2060